Exhibit 10.35
Performance Units, settled 50% cash / 50% stock
COOPER-STANDARD HOLDINGS INC. 2011 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT (this “Agreement”), which relates to a grant of Restricted Stock Units made on Grant Date (the “Date of Grant”), is between Cooper-Standard Holdings Inc., a Delaware corporation (the “Company”), and the individual whose name is set forth on the signature page hereof (the “Participant”):
R E C I T A L S:
WHEREAS, the Company has adopted the Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan (the “Plan”) and the Cooper-Standard Automotive Inc. Long-Term Incentive Plan (the “LTIP”) which are incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan or the LTIP, as applicable; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Restricted Stock Units provided for herein to the Participant pursuant to the Plan and the LTIP, and the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.
Grant. The Company hereby grants to the Participant <Cooper Hard Codes Amount> Restricted Stock Units on the terms and conditions set forth in this Agreement. One hundred percent (100%) of such Restricted Stock Units are referred to as the “Target RSUs.” The Participant’s rights with respect to the Restricted Stock Units will remain forfeitable at all times prior to the date such Restricted Stock Units vest as described in Section 4.

2.	Performance Period and Goals. The vesting of the Restricted Stock Units is subject to the achievement of one or more Performance Goals during the Performance Period.

(a)	Performance Period. The Performance Period for this Award is the three–year period commencing on January 1, 2014 and ending on December 31, 2016.

(b)
Performance Goals. The Performance Goal is the Company’s return on invested capital (ROIC) for the three-year Performance Period. The Performance Goal will be met at “target” if 10.1% ROIC is achieved. The Performance Goal will be met at “threshold” if 80% of target performance is met. The Performance Goal will be met at “maximum” if 120% of target performance is met. Performance between threshold and target, or between target and maximum, shall be interpolated.

3.
Restrictions on Transfer. The Participant will not be entitled to sell, transfer, or otherwise dispose of or pledge or otherwise hypothecate or assign the Restricted Stock Units. Prior to the date on which the Restricted Stock Units are settled as provided in Section 5 (the “Settlement Date”), the Participant will not be entitled to sell, transfer, or otherwise dispose of or pledge or otherwise hypothecate or assign the Shares underlying the Restricted Stock Units; provided, however, that in no event will the Participant, after the Settlement Date, be entitled to transfer, sell, pledge, hypothecate or assign the Shares issued in respect of the Restricted Stock Units except as provided for in a stockholders agreement, if any.

4.	Vesting; Termination of Employment.

(a)
Vesting. Except as set forth in subsection (b) or (c), the Restricted Stock Units will vest only if the Participant continues in Employment with the Company or its Affiliate until the end of the Performance Period. As soon as practical after the end of the Performance Period, the Committee will determine to what extent the Performance Goal has been achieved. Based on such determination, a potential number of Restricted Stock Units that will vest will be determined as follows:

If Performance Goal is Met at*:	Target RSUs Potential Vesting is:
Threshold	50%
Target	100%
Maximum	200%
*If the Performance Goal is achieved between threshold and target, or between target and maximum, the percent of Target RSUs that are considered potentially vested will be interpolated.
The Committee may then exercise its discretion, pursuant to Section 5.1 of the LTIP, to adjust the potential number of Restricted Stock Units that are vesting either upwards or downwards, provided that if the Participant is a Covered Employee, then the Committee may only approve a downward adjustment. The total number of Restricted Stock Units, after adjustment (if any), so determined by the Committee shall be considered vested as of the date of such Committee determination (the “Lapse Date”).

(b)
Termination of Employment. If the Participant’s Employment with the Company and its Affiliates terminates for any reason prior to the end of the Performance Period, the Restricted Stock Units shall be canceled by the Company without consideration; provided that:

(i)	upon termination of the Participant’s Employment due to the Participant’s death or Disability, the Target RSUs shall vest in full on the date of such Employment termination, and

(ii)
upon the termination of the Participant’s Employment for Retirement, a number of Restricted Stock Units equal to (x) the total number of Restricted Stock Units determined pursuant to subsection (a) multiplied by (y) a fraction, the numerator of which is the number of the Participant’s days of employment during the Performance Period and the denominator of which is 1,095, shall vest and no longer be subject to forfeiture as of the Lapse Date, and, in either case, any remaining Restricted Stock Units shall be canceled by the Company without consideration.

(c)	Change of Control. Notwithstanding the foregoing, in the event of a Change of Control while the Participant remains in Employment with the Company or its Affiliate, the following will apply:

(i)
If the purchaser, successor or surviving entity (or parent thereof) in the Change of Control (the “Survivor”) so agrees, then some or all of the Restricted Stock Units shall be assumed, or replaced with the same type of award with similar terms and conditions, by the Survivor in the Change of Control transaction. If applicable, each Restricted Stock Unit that is assumed by the Survivor shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Restricted Stock Units been actual shares immediately prior to such Change of Control. Upon termination of the Participant’s Employment by the Company and its Affiliates without Cause or by the Participant for Good Reason, in each case within two years after a Change of Control, any unvested portion of this Award (or the replacement award) shall immediately become vested, calculated assuming the target goals had been achieved at such time.

(ii) To the extent the Survivor does not assume the Restricted Stock Units or issue replacement awards as provided in clause (i), then, immediately prior to the date of the Change of Control, all of the Restricted Stock Units shall become immediately and fully vested, calculated assuming the target goals had been achieved at such time.

5. Settlement.

(a)
General. Except as otherwise provided in Section 5(b), as soon as practicable after the Restricted Stock Units vest (but no later than two-and-one-half months from the date on which vesting occurs), the Company will settle such vested Restricted Stock Units by (i) delivering an amount of cash equal to the Fair Market Value, determined as of the vesting date, of a number of Shares equal to one-half (1/2) of the number of Restricted Stock Units that have vested and (ii) issue in the Participant’s name a stock certificate or certificates or make an appropriate book entry for a number of Shares equal to one-half (1/2) the number of Restricted Stock Units that have vested. For purposes hereof, the Restricted Stock Units that vest upon a Participant’s termination of Employment shall be settled only upon the Participant’s separation from service within the meaning of Code Section 409A.

(b)
Six-Month Delay for Specified Employees. Notwithstanding any other provision in the Plan or this Agreement to the contrary, if (i) the Restricted Stock Units become vested as a result of a termination of the Participant’s Employment by the Company and its Affiliates for other than death, and (ii) the Participant is a “specified employee” within the meaning of Code Section 409A as of the date of such separation from service, then settlement of such vested Restricted Stock Units shall occur on the date that is six months after the date of the Participant’s separation from service.

(c)
Stock Certificate Restrictions. The Company shall not be liable to the Participant for damages relating to any delays in issuing any stock certificates hereunder to the Participant or in making an appropriate book entry, any loss of any such certificates, or any mistakes or errors in the issuance of such certificates, in such certificates themselves or in the making of the book entry; provided that the Company shall correct any such errors caused by it. Any such certificate or certificates or book entry shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates or an appropriate book entry notation to make appropriate reference to such restrictions.

6.
Dividends and Voting Rights. Subject to Section 12, the Participant shall not have voting rights with respect to the Shares underlying the Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger. The Participant shall receive a cash payment equivalent to any dividends or other distributions paid with respect to the shares of Common Stock underlying the Restricted Stock Units, so long as the applicable record date occurs on or after the Date of Grant and before such Restricted Stock Units are forfeited; provided that such cash payments shall be subject to the same risk of forfeiture as the Restricted Stock Units to which such payments relate. If, however, any dividends or distributions with respect to the Shares underlying the Restricted Stock Units are paid in Shares rather than cash, then the Participant shall be credited with additional restricted stock units equal to the number of Shares that the Participant would have received had the Restricted Stock Units been actual Shares, and such restricted stock units shall be deemed Restricted Stock Units subject to the same risk of forfeiture and other terms of this Agreement and the Plan as apply to the other Restricted Stock Units granted under this Award. Any amounts due to the Participant under this provision shall be paid to the Participant or distributed, as applicable, at the same time as payment is made in respect of the Restricted Stock Units granted under this Agreement.

7.
No Right to Continued Employment. The granting of the Restricted Stock Units evidenced hereby and this Agreement shall impose no obligation on the Company or any of its Affiliates to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of the Participant.

8.
Withholding. The Participant may be required to pay to the Company or any Affiliate, and the Company and its Affiliates shall have the right and are hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Stock Units or any transfer under or with respect to the Restricted Stock Units and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

9.
Securities Laws. Upon the acquisition of any Shares pursuant to the Restricted Stock Units, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10.
Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.	Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS.

12.
Restricted Stock Units Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the LTIP. The Restricted Stock Units are subject to the Plan and the LTIP. The terms and provisions of the Plan and the LTIP as they may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or LTIP, the applicable terms and provisions of the Plan or LTIP will govern and prevail.

13.
Recoupment. This Award, and any Shares issued or other compensation received by the Participant under this Award, shall be subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback compensation paid under this Award.

14.	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

COOPER-STANDARD HOLDINGS INC.
By:
Larry E. Ott Senior Vice President and Chief Human Resources Officer

Agreed and acknowledged as of the date first above written:

Participant: Participant Name

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